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Exhibit 99.4

Confidential

United Biscuits Finance plc

Exchange Offer for all Outstanding Unregistered
10 3/4% Senior Subordinated Notes due 2011 and
10 5/8% Senior Subordinated Notes due 2011

To Our Clients:

Enclosed for your consideration is a prospectus dated    •    , 2004 (the "Prospectus") and the related letter of transmittal (the "letter of transmittal"), relating to the offer (the "Exchange Offer") of United Biscuits Finance plc (the "Company") to exchange (i) the Company's £45,000,000 outstanding 10 3/4% Senior Subordinated Notes due 2011 and €32,500,000 10 5/8% Senior Subordinated Notes due 2011 issued on February 16, 2004 and (ii) the Company's €285,000 outstanding 10 5/8% Senior Subordinated Notes due 2011 issued on April 17, 2001 (together, the "Unregistered Notes"), for its new issue of up to £45,000,000 aggregate principal amount of the Company's 10 3/4% Senior Subordinated Notes due 2011 and up to €2,785,000 aggregate principal amount of the Issuer's 10 5/8% Senior Subordinated Notes due 2011, each of which will be registered under a Registration Statement on Form F-4 under the Securities Act of 1933, as amended, (together, the "Exchange Notes"), upon the terms and subject to the conditions described in the Prospectus.

This material is being forwarded to you as the beneficial owner of the Unregistered Notes carried by us for your account but not registered in your name. A tender of such Unregistered Notes may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Unregistered Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and letter of transmittal.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Unregistered Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., London time, on    •    , 2004 unless extended by the Company (the "Expiration Date"). Any Unregistered Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

Your attention is directed to the following:

1.
The Exchange Offer is for any and all Unregistered Notes.

2.
The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned "The Exchange Offer—Conditions to the Exchange Offer."

3.
Any transfer taxes incident to the transfer of Unregistered Notes from the holder to the Company will be paid by the Company, except as otherwise provided in the instructions in the letter of transmittal.

4.
The Exchange Offer expires at 5:00 p.m., London time, on    •    , 2004, unless extended by the Company.

If you wish to have us tender your Unregistered Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The letter of transmittal is furnished to you for information only and may not be used directly by you to tender Unregistered Notes.

Confidential

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by United Biscuits Finance plc with respect to its Unregistered Notes.

This will instruct you to tender the Unregistered Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related letter of transmittal.

Please tender the Unregistered Notes held by you for my account as indicated below:

10 3/4% Senior Subordinated Notes due 2011 issued on February 16, 2004	10 5/8% Senior Subordinated Notes due 2011 issued on February 16, 2004	10 5/8% Senior Subordinated Notes due 2011 issued on April 17, 2001	Aggregate Principal Amount of Unregistered Notes Tendered
☐ Please do not tender any Unregistered Notes held by you for my account.	☐ Please do not tender any Unregistered Notes held by you for my account.	☐ Please do not tender any Unregistered Notes held by you for my account.
Dated: , 2004	Dated: , 2004	Dated: , 2004

Signature(s)

Please print name(s) here

Address(es)

Area Code and Telephone Number

[Tax Identification or Social Security Number(s)]

None of the Unregistered Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Unregistered Notes held by us for your account.

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  Exhibit 99.4
INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER